Exhibit 99.1
                                                                  ------------


FOR IMMEDIATE RELEASE                              CONTACT:
                                                   James D. Constantine
                                                   Factory Card Outlet
                                                   630/579-2237
                                                   Jconstantine@factorycard.com


                                                   Cindy Pettersen
                                                   Schafer Condon Carter
                                                   312/755-5072
                                                   cpettersen@sccadv.com

            FACTORY CARD OUTLET(R) ANNOUNCES THE CONFIRMATION OF ITS
                 PLAN OF REORGANIZATION BY THE BANKRUPTCY COURT


NAPERVILLE, IL (March 20, 2002) - Factory Card Outlet Corp. announced today that the United States Bankruptcy Court for the District of Delaware had confirmed the Company's amended plan of reorganization that it filed with the Court on February 5, 2002. William E. Freeman, the Chairman of the Board of Directors and Chief Executive Officer, also announced the promotion of Gary W. Rada to President of the Company. Mr. Freeman also announced his plans to step down as Chairman and Chief Executive Officer in order to return to New York to pursue other turnaround and startup opportunities.

"Gary's strong leadership skills and 26 years of retail experience made him a natural choice to lead the Company as it emerges from bankruptcy. His merchandising talent has been a key contribution to the Company's success during this highly successful turnaround and we are excited to have an individual of Gary's caliber to initiate the Company's growth strategy. Gary will be assuming the leadership role," Freeman said of his successor.

Mr. Rada, 47, joined Factory Card Outlet in 1998 as Senior Vice President and General Merchandising Manager. He was promoted to Executive Vice President in 1999. Prior to joining the Company he was Vice President and General Merchandising Manager at Bruno's grocery chain headquartered in Birmingham, Alabama. Mr. Rada also spent more than 20 years serving in various operating, merchandising and senior level positions at Jewel/OSCO, a division of Albertson's. An Illinois native, Mr. Rada and his family currently reside in Naperville, IL.

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FCO Release/
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William E. Freeman, along with J. Bayard Kelly were the founders of Factory Card
Outlet. Freeman served as Chairman of the Board, President and Chief Executive Officer of the Company at various times from 1989 to 1996, after forming and leading a group of investors in acquiring the original 10 stores from Viking Enterprises, Inc., who owned Factory Card Outlet from its original startup in 1985. In 1999 he returned to the Company as President and CEO.

"Having Bill in a leadership role to guide us through the successful emergence from bankruptcy was vital. His energy and confidence in our associates motivated all of us to attain record operating performance. He made many significant contributions to Factory Card Outlet and we are grateful to have had him with us during this period," said Mr. Rada.

The Company also announced that James D. Constantine will be promoted to Executive Vice President and Chief Financial and Administrative Officer. Mr. Constantine joined Factory Card Outlet in 2000 as the Chief Financial Officer. Prior to joining the Company, he was Senior Assistant Treasurer at Sears, Roebuck and Co. and held various positions at Deloitte and Touche. He holds a B.S. degree in Accounting from Northern Illinois University and an MBA from the University of Chicago. He and his family reside in Glen Ellyn, Illinois.

"Jim implemented the financial disciplines required for a successful turnaround and was a guiding force in reorganizing Factory Card Outlet during our bankruptcy," said Mr. Rada.

Mr. Rada and Mr. Constantine will both serve on the new Board of Directors when the Company emerges from bankruptcy, which is expected to take place in early April.

Under the terms of the amended plan, upon its emergence from Chapter 11, most general unsecured creditors will share receipt of approximately 90 percent of the common stock of the Reorganized Company and cash distributions of $1.0 million. In addition, creditors will receive $2.6 million, three years from emergence, subject to certain prepayment


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FCO Release/
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provisions. Holders of the Company's outstanding common stock will receive 5 percent of the common stock of the Reorganized Company and warrants to purchase an additional 10 percent of the common stock of the Reorganized Company at various premiums to reorganization equity value.

Factory Card Outlet operates 172 Company-owned retail stores, in 20 states, offering a vast assortment of party supplies, greeting cards, gift-wrap and other special occasion merchandise at everyday value prices.

Certain statements in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.

In general, the results, performance or achievements of the Company and its stores and the value of the Company's common stock are dependent upon a number of factors including, without limitation, the dependence on key personnel; competition, ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company's filings with the Securities and Exchange Commission.

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